Exhibit 10.1

CONVERSION AND EXCHANGE AGREEMENT

This Conversion and Exchange Agreement (this “Agreement”) is made and entered into as of June 29, 2026 (the “Effective Date”), by and among Foreland Refining Corporation, a Texas corporation (“Foreland”), 2020 Resources LLC (“2020 Resources”), Sky Quarry Inc., a Delaware corporation (“SKY,” and together with Foreland and 2020 Resources, each a “Company Party” and collectively the “Company”), and Libertas Funding LLC, a limited liability company formed under the laws of the State of Connecticut (“Libertas” or “Holder”). Each Company Party was a co-obligor under the MCA Agreements (as defined below) and shall be jointly and severally liable for the obligations of the Company hereunder.

RECITALS

WHEREAS, Libertas previously provided merchant cash advance financing to the Company pursuant to that certain Agreement of Sale of Future Receipts dated May 16, 2024, by and between Libertas Funding LLC, as Purchaser, and the Company Parties, as Sellers (as identified in the Seller Definition Addendum thereto), together with all addenda, amendments, schedules, and exhibits thereto, and including the fundings made on October 23, 2023, January 12, 2024, January 18, 2024, and February 23, 2024 (collectively, the “MCA Agreements”), pursuant to which the aggregate outstanding obligations owed by the Company to Libertas are approximately $3,985,000.00 (the “MCA Obligations”);

WHEREAS, the Company and Libertas desire to convert and exchange the MCA Obligations into an 8% promissory note in the principal amount of Three Million Nine Hundred Eighty-Five Thousand and No/100 Dollars ($3,985,000.00) to be issued by the Company in favor of Libertas (the “Note”), substantially in the form attached hereto as Exhibit A accordance with the terms of this Agreement;

WHEREAS, as a material inducement to Libertas to enter into this Agreement, Marcus Laun shall execute and deliver a personal guarantee in favor of Libertas guaranteeing the obligations of the Company under the Note (the “Personal Guarantee”), substantially in the form attached hereto as Exhibit B;

WHEREAS, in consideration of the issuance of the Note and the execution of the Personal Guarantee, Libertas desires to release and discharge the Company from all obligations arising under the MCA Agreements; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.CONVERSION AND EXCHANGE.

(a)Exchange. Libertas hereby agrees to exchange, convert, and cancel the full amount of the MCA Obligations in consideration for the issuance of the Note by the Company to Libertas. Upon such issuance, the MCA Obligations shall be deemed fully paid, satisfied, and extinguished without any further action required by any party.

(b)Cancellation of MCA Obligations. Upon issuance of the Note to Libertas, the MCA Obligations and the MCA Agreements shall be deemed fully satisfied, cancelled, and extinguished in their entirety, and no party shall have any further rights, obligations, or liabilities thereunder, except as expressly set forth in this Agreement.

(c)Principal Amount. The principal amount of the Note shall be Three Million Nine Hundred Eighty-Five Thousand and No/100 Dollars ($3,985,000.00), issued in full and final satisfaction of the MCA Obligations.

2.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Each Company Party hereby represents and warrants to Libertas as of the Effective Date as follows:

(a)Organization and Good Standing. Each of SKY and Foreland is a corporation duly organized, validly existing, and in good standing under the laws of its respective state of incorporation. 2020 Resources is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. Each Company Party is duly qualified to conduct business and in good standing in each jurisdiction where the nature of its business or ownership of its properties requires such qualification.

(b)Authorization; Enforceability. The execution, delivery, and performance of this Agreement and the issuance of the Note have been duly authorized by all necessary corporate or other organizational action on the part of each Company Party. This Agreement constitutes, and the Note when issued will constitute, the legal, valid, and binding obligation of each Company Party, enforceable against each in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity.

(c)No Conflict; Consents. The execution, delivery, and performance of this Agreement and the issuance of the Note do not and will not: (i) conflict with or violate the organizational documents of any Company Party; (ii) conflict with, result in a breach of, or constitute a default under any material agreement, indenture, or instrument to which any Company Party is a party or by which any of its assets are bound; or (iii) violate any law, rule, regulation, order, judgment, or decree applicable to any Company Party. No consent, approval, or authorization of, or filing with, any governmental authority or other third party is required in connection with the execution and delivery of this Agreement or the issuance of the Note, except such as have been obtained or made.

(d)Acknowledgment of MCA Obligations. The Company acknowledges and confirms that the MCA Obligations in the aggregate amount of approximately $3,985,000.00 are validly outstanding, due, and owing to Libertas as of the Effective Date, and the Company has no defenses, offsets, or counterclaims with respect thereto.

(e)No Litigation. There is no action, suit, proceeding, or investigation pending or, to the knowledge of any Company Party, threatened against any Company Party that would materially affect the ability of any Company Party to perform its obligations under this Agreement or the Note.

3.REPRESENTATIONS AND WARRANTIES OF LIBERTAS.

Libertas hereby represents and warrants to the Company as of the Effective Date as follows:

(a)Organization and Authority. Libertas is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Connecticut. Libertas has full power and authority to enter into and perform this Agreement, and the execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of Libertas.

(b)Enforceability. This Agreement constitutes the legal, valid, and binding obligation of Libertas, enforceable against Libertas in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity.

(c)Investment Intent. Libertas is acquiring the Note for its own account for investment purposes only and not with a view to, or for resale in connection with, any distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

(d)Accredited Investor. Libertas is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(e)Acknowledgment of Risk. Libertas acknowledges that the investment in the Note involves a high degree of risk, that the Note has not been registered under the Securities Act and is subject to restrictions on transfer, and that Libertas has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Note.

(f)Ownership of MCA Obligations. Libertas is the sole legal and beneficial owner of the MCA Obligations and the MCA Agreements, free and clear of any liens, encumbrances, or third-party claims, and has not assigned, transferred, or pledged any interest therein.

4.RELEASE AND WAIVER.

Effective upon the issuance of the Note at the Closing, and in consideration of the mutual covenants set forth herein:

(a)Satisfaction and Extinguishment of MCA Obligations. All MCA Obligations are hereby deemed fully and finally satisfied, cancelled, and extinguished in their entirety. The MCA Agreements shall be of no further force or effect, and no party shall have any rights, obligations, or liabilities thereunder.

(b)General Release. Libertas, on behalf of itself and its affiliates, successors, assigns, members, managers, officers, directors, employees, agents, and representatives, hereby irrevocably and unconditionally releases, waives, and forever discharges the Company and each Company Party, together with their respective affiliates, parents, subsidiaries, officers, directors, employees, agents, guarantors, successors, and assigns (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, suits, damages, losses, costs, expenses, liabilities, and obligations of every kind and nature, whether known or unknown, suspected or unsuspected, fixed or contingent, past, present, or future, at law or in equity, arising out of or in any way related to the MCA Agreements or the MCA Obligations, including without limitation any claims for breach of contract, default, nonpayment, late payment, underpayment, conversion, fraud, negligent misrepresentation, unjust enrichment, or any other matter whatsoever.

(c)Covenant Not to Sue. Libertas hereby covenants and agrees that it shall not, and shall cause its affiliates not to, commence, institute, maintain, or prosecute any action, suit, proceeding, or claim against any Released Party arising out of or related to the MCA Agreements or the MCA Obligations. Any breach of this covenant not to sue shall entitle the applicable Released Party to recover all costs and expenses (including reasonable attorneys’ fees) incurred in defending such action.

(d)Supersession of MCA Remedies. All remedies, rights of acceleration, and enforcement mechanisms specific to the MCA Agreements—including without limitation any “Bad Acts” provisions, acceleration of Weekly Delivery Amounts, Reconciliation rights, ACH debit authorizations, and any other MCA-specific collection or enforcement rights—shall be deemed null and void and of no further force or effect upon issuance of the Note. Following the Closing, the sole remedies of Libertas with respect to amounts owed by the Company shall be those set forth in the Note and, to the extent applicable, the Personal Guarantee.

(e)Unknown Claims Waiver. Libertas acknowledges that it may hereafter discover claims or facts in addition to or different from those that it now knows or believes to exist with respect to the subject matter of this release, and Libertas expressly agrees that this release shall remain effective in all respects notwithstanding such discovery. Libertas hereby waives any and all rights under any statute or common law principle that would otherwise limit the effect of this release to those claims known or suspected at the time of execution.

5.SUPERSESSION OF REMEDIES; STANDARD NOTE ACCELERATION.

(a)Supersession. The parties acknowledge and agree that, upon the Closing, all remedies and enforcement mechanisms contained in the MCA Agreements are superseded in their entirety by the remedies and enforcement mechanisms set forth in the Note. Without limiting the generality of the foregoing, Libertas acknowledges that: (i) it shall have no right to accelerate or demand payment of any “Weekly Delivery Amounts” or similar periodic payments under the MCA Agreements; (ii) any “Bad Acts” provisions, “Reconciliation” rights, or automatic debit authorizations under the MCA Agreements shall be of no further force or effect; and (iii) Libertas’s sole remedy upon a default by the Company shall be acceleration of the Note and exercise of remedies thereunder.

(b)Note Acceleration. Upon the occurrence of an Event of Default (as defined in the Note) that has not been properly cured within any applicable cure period, Libertas may, in accordance with the terms of the Note, declare the entire unpaid principal balance of the Note, together with all accrued and unpaid interest, immediately due and payable. The rights and remedies of Libertas upon an Event of Default shall be exclusively as set forth in the Note and, to the extent applicable, the Personal Guarantee.

(c)No Reinstatement. The MCA Agreements shall not be reinstated or revived for any reason, including without limitation any default under the Note, any bankruptcy or insolvency of any Company Party, or any invalidity or unenforceability of the Note. The conversion and exchange contemplated hereunder is irrevocable.

6.CONDITIONS TO CLOSING.

The obligations of the parties to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

(a)Execution and delivery of this Agreement by all parties hereto;

(b)Execution and delivery of the Note by the Company in favor of Libertas;

(c)Execution and delivery of the Personal Guarantee by Marcus Laun in favor of Libertas;

(d)Receipt of all necessary corporate or organizational approvals from each Company Party;

(e)The representations and warranties of each party set forth herein shall be true and correct in all material respects as of the Closing Date; and

(f)No event shall have occurred that would constitute an Event of Default under the Note immediately upon its issuance.

7.CLOSING.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on such date as agreed to by the parties following satisfaction or waiver of all conditions set forth in Section 6 (the “Closing Date”). At the Closing:

(a)the Company shall execute and deliver the Note to Libertas;

(b)Marcus Laun shall execute and deliver the Personal Guarantee to Libertas; and

(c)The MCA Obligations and MCA Agreements shall be deemed fully satisfied and extinguished in accordance with Section 4.

8.DEFINED TERMS.

As used in this Agreement, the following terms shall have the meanings set forth below:

“MCA Agreements” means, collectively, that certain Agreement of Sale of Future Receipts dated May 16, 2024, by and between Libertas Funding LLC, as Purchaser, and the Company Parties, as Sellers, together with all addenda (including the Seller Definition Addendum), amendments, schedules, and exhibits thereto, and including the fundings made on October 23, 2023, January 12, 2024, January 18, 2024, and February 23, 2024.

“MCA Obligations” means all obligations, liabilities, and indebtedness of the Company Parties to Libertas arising under or related to the MCA Agreements, in the aggregate outstanding amount of approximately $3,985,000.00 as of the Effective Date.

“Note” means that certain Promissory Note dated as of the Closing Date, in the original principal amount of $3,985,000.00, issued by the Company in favor of Libertas, substantially in the form attached hereto as Exhibit A.

“Personal Guarantee” means that certain Personal Guarantee dated as of the Closing Date, executed by Marcus Laun in favor of Libertas, guaranteeing the obligations of the Company under the Note, substantially in the form attached hereto as Exhibit B.

9.MISCELLANEOUS.

(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

(b)Entire Agreement. This Agreement, together with the Note, the Personal Guarantee, and the Exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, relating to such subject matter.

(c)Amendments; Waivers. This Agreement may not be amended, modified, or supplemented except by a written instrument signed by all parties hereto. No waiver of any provision hereof shall be effective unless in writing signed by the party granting such waiver, and no such waiver shall constitute a waiver of any other provision or a continuing waiver.

(d)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution by facsimile, PDF, or other electronic transmission shall have the same force and effect as original signatures.

(e)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, except that Libertas may assign its rights under this Agreement and the Note to any affiliate or successor without consent.

(f)Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect, and the invalid provision shall be modified to the minimum extent necessary to make it valid and enforceable.

(g)Further Assurances. Each party shall execute and deliver such additional documents, instruments, and agreements and take such further actions as may be reasonably necessary or appropriate to effectuate the purposes of this Agreement.

(h)Joint and Several Liability. The obligations of the Company Parties under this Agreement are joint and several.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Conversion and Exchange Agreement as of the date first written above.

SKY QUARRY INC.

By:	/s/ Marcus Laun
Name:	Marcus Laun
Title:	CEO

FORELAND REFINING CORPORATION

By:	/s/ Marcus Laun
Name:	Marcus Laun
Title:	CEO

2020 RESOURCES LLC

By:	/s/ Marcus Laun
Name:	Marcus Laun
Title:	CEO

LIBERTAS FUNDING LLC

By:	/s/ Randy Saluck
Name:	Randy saluck
Title:	Vice chairman